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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the inclusion in this Annual Report (Form 10-K) of SalesLogix Corporation of our report dated January 25, 2000 on the financial statements of SalesLogix Corporation for the three years ended December 31, 1999.

Our audits also included the financial statement schedule of SalesLogix Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-81247) pertaining to the SalesLogix Corporation 1996 Equity Incentive Plan, SalesLogix Corporation 1999 Non-Employee Director Stock Option Plan and SalesLogix Corporation 1999 Employee Stock Purchase Plan of our report dated January 25, 2000, with respect to the consolidated financial statements of SalesLogix Corporation and our report included in the preceding paragraph with respect to the financial statement schedule included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


                                                         /s/ ERNST & YOUNG LLP
                                                         -----------------------

Phoenix, Arizona
March 24, 2000